Exhibit 99.1

                    SUREWEST DECLARES QUARTERLY CASH DIVIDEND

    ROSEVILLE, Calif., July 26 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable September 15, 2006, to shareholders of record at the close of business on August 31, 2006. This represents the 212th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 11,000 shareowners holding approximately 14.6 million total shares outstanding.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO )

                         Amount      Payable Date      Record Date
                       ----------    -------------    -------------
    Regular Cash       $     0.25     09-15-2006       08-31-2006

    About SureWest

    Serving the Northern California region for more than 90 years, SureWest Communications ( www.surewest.com ) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, PCS wireless and directories services. SureWest's fiber-to-the-premise IP-based network features high-definition video and Internet speeds of up to 20Mbps.

    Contact:  Karlyn Oberg
              Director of Investor Relations
              916-786-1799
              k.oberg@surewest.com

SOURCE  SureWest Communications
    -0-                             07/26/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations, of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
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    /Web site:  http://www.surewest.com /